SCHEDULE 14A

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                              USA Networks, Inc.
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                            Vivendi Universal, S.A.
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


Additional Information
----------------------

     Stockholders of USA Networks are urged to read the proxy statement when it becomes available because it will contain important information about USA Networks, the transactions and related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Investor Relations, USA Networks, Inc., Carnegie Hall Tower, 152 W. 57th Street, 42nd Floor, New York, NY 10019 (Telephone: (212) 314-7400). Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by USA Networks and Vivendi with the Securities and Exchange Commission in connection with the transactions at the SEC's web site at www.sec.gov.

     In addition to the proxy statement, Vivendi and USA Networks file annual, quarterly, and special reports, proxy statements and other information with the SEC, which are available at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by USA Networks and Vivendi at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

     USA Networks, Vivendi and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of USA Networks' stockholders to approve the proposed transactions. Such individuals may have interests in the transactions, including as a result of holding options or shares of USA Networks' stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by USA Networks with the SEC.

The following is a transcript of an investor and analyst conference held by Vivendi Universal, S.A.

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                        Page 1


VIVENDI UNIVERSAL

December 17, 2001
8:30 a.m. EST


COORDINATOR    Good morning, and welcome to Vivendi Universal on USA Networks conference call. All participants will be on a listen only mode until the question and answer session of the call. Our first speaker for today would be Mr. Barry Diller. Sir, you may begin.

B. DILLER      I think they actually have the order of this wrong. The first speaker today is Jean-Marie Messier, but it is my great pleasure to introduce him.

J. MESSIER     Thanks for the kind introduction Barry, and I will give you back the floor in one minute, just a few comments on Vivendi Universal side of this transaction of acquiring USA Entertainment assets. I think that the main outline for us is that through this acquisition, Vivendi Universal US strategy is coming together. This is a perfect, natural, obvious solution to be stronger and absolutely competitive on the US market, and it's done in an efficient look at all sensitive way for the Vivendi Universal. If it is natural, both between the TV and the movie activities, the productions and distributions, US industry is going through integrations and consolidations faster than many people thought. So these transactions are going to give to Vivendi Universal Entertainment, VUE, size and scale, the right integration from movie to TV prod, the right integration from programming to distribution.

On the top of this strategic call of the transaction, the financial, yes a little bit complex and sophisticated, but I think it's end up with a very fair deal on both sides, a full value for those assets on the USAI and for VU, we can say that through $330 million USAI shares that we were owning. As for the cash portion, which is the equivalent of what we received--what Seagram received--and the time of the initial transaction, most of the transaction is based on the initial consideration, back to the 97 operations. We can say that these significantly valued assets are faded out of our directly correlated significantly valued stock.

On top of that for VU shareholders, we are swapping non-core or non-consolidated assets against fully controlled, fully integrated, fully consolidated, full access to cash flow assets. In terms of value, it is very important, as far as cash flows growth and asset value is concerned.

On the value itself of the deal, I just want to point out that you may have seen slightly different figures going out. That's very simple. On our side, we value the deals between $10.3 and $10.8 billion, depending on whether you consider an average 30 days for every consideration of the deal, which is for us unaffected. Or if you take the closing price of Friday, on which we can consider that USA stock was already partially affected by these transactions. The second difference in the figures that we do take into account, what we consider being the high value of the warrant that we are receiving on USA interactive assets, $24 million of them--being not very far from being already in the money, all of them being very long term, ten years.

So that's the main point I want to underline, in terms of the objective creation of value to VU shareholders through this transaction.

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                        Page 2


On the management side, which is critical because talent and management are the key assets in the entertainment industry, that is obviously more than my pleasure to have Barry on board for Vivendi Universal Entertainment, and for two key reasons. The first one is the industry vision that Barry has been developing and which is totally substantial with Vivendi Universal vision. The second point is that Barry has a very strong track record in cash flow growth and asset value growth to his shareholders. That's my job to have cash flow and asset values growing for my shareholders by introducing Barry in this very key operational position, I'm serving VU shareholders.

The additional point on management is the strong commitment of Ron Meyer and Stacey Snider. They are the team, which turned around Universal Studios group. They are committed, both of them have taken the commitment to renew and extend their contract for the five coming years. With that in mind, we will have for Vivendi Universal Entertainment, the strongest management team as possible, and I am welcoming that.

Third and final point I want to make on this transaction, which is to give you a little bit of visibility for 2002 relating to VU, reminding that starting the first quarter of next year, VU will issue full US gap earnings, quarterly results. On top of that in 2002, as in 2001, we will continue to care about the dominant positioning content. We will continue to care about getting operational control on our key assets. We will continue to care about being really global, as the split of revenues after this transaction is clearly demonstrated. 2002 with what has been achieved in 2001 in terms of integration and addressing our only relative weakness, which was integration and consolidation on the US market, 2002 is going to be a year focusing, first on growth and on internal growth result of change of perimeter. Second, it is going to be a year where we will continue to focus on increasing of distribution reach through commercial agreements, including with MSOs.
Third, it is going to be a year to pursue the full deleveraging of the group. That's our target for 02 and even for the first half of 02, to have a debt to EBITDA ratio well below three points, and my rating target and commitment is to reach a comfortable triple B for Vivendi Universal.

These are basically the main outlines for '02. Where I can finally confirm that we are comfortable EBITDA wise with what the market consensus on Vivendi Universal before 9/11, that is to say, before this transaction obviously with 6 billion euros EBITDA for VU media assets.

That being said, I'm turning it back to you, Barry.

B. DILLER      When we started to talk about this about a month ago, which seems about a hundred years ago because of the complexity of all of the things that we had to go through, what we were really trying to do was to move the timetable up from what had been originally set forth. As I think all of you know, the agreements between Vivendi Universal and USA were that after I ceased to be chief executive, that there was not only a path to control, but it would be obvious that Vivendi Universal would end up or begin with controlling and more than likely consolidating the entertainment assets of USA, if not the whole company.

What I think we've done essentially is we've given early repatriation of the critical assets. What we have done is actually by having on one side a standalone USA interactive of real early strength on one side--I'll get into that in a bit--and on the other, able to put together these entertainment assets at the most critical time. As I think all of you know and as Jean-Marie referenced, the consolidation and concentration is not something that we knew about four years ago. It had not really begun to the degree that it has increased over the subsequent years.

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                        Page 3


What that has meant is that unless you are able to meet the competition of the day as strongly organized as you can in every field that you can, there is a large chance of marginalization. Rather than have the USA Entertainment assets, which were certainly doing fine and had great growth, but having those entertainment assets pounding on the door to try and get larger around the very large media concentration world in which it lived, increasingly said to me that, that was a very tough road.

I think on the other side for Vivendi Universal, it's ability to unite its television interests throughout the world together with USA's interest, together with its studio operations, together with its international television channels that came actually out of the original split between USA and then Seagram's. The ability to combine those into one unified strategic force gives them the ability to really compete and to really grow and to find the next assets. That principally is what I will do together with Jean-Marie, strategically to have those assets really grow and become over time, first year, I don't think it's inappropriate for us that we kind of code named this process Tier One. I think it was very clear--it was Jean-Marie's name at, I think, I don't know, in the first ten days or so of this, wasn't it?

J. MESSIER     Yes.

B. DILLER      Something like that.

J. MESSIER     Thanksgiving.

B. DILLER      Yes, Thanksgiving, in any event, I think, therefore, for
Vivendi Universal, there is that ability for VUE, Vivendi Universal Entertainment, which will combine the USA Entertainment assets, the recreation parks, and the studio operations. I believe that just that piece of it is also perfectly organized. It has very strong executives. There's been a lot of comment and such about my so to speak disrupting possibly the very good work of the studio group. Which I have utterly no intention as I have said to the executives of the picture group, principally, Ron Meyer and Stacey Snider, who I've had some fairly extensive conversations with.

I am a supporter of theirs. I will more cove to what they are doing than to ask them to cove to my historical way of operating. It's not that I'm not opinionated, etc., but somebody I saw said that I will try and fix which, so to speak, isn't broken. Historically, that has not been anything like what I have done, nor will I do it here.

What I will do is try to integrate first of all, the television operations under Michael Jackson, who joined us recently as I think some of you know, from running what I think is the best channel in the world, Channel Four in Britain, and is the senior executive on the television side and who will coordinate all of the Universal television operations. He in turn will report to Ron Meyer. Ron Meyer will in turn report to me. So I think that the symmetry of that is fine.

For USA Interactive, many of you have certainly listened to me about my belief in interactivity. We start with about 9% of all interactive commerce revenue, and our goal is to double that within the next year. We start this enterprise with absolute strength and cleanliness. We have obviously, a very strong current cash flow. We believe that the cash flow in the first year will be a little over $600 million, meaning in 2002 for the operating businesses. We will start with close to $3 billion in cash.

We have been in this area enormously acquisitive. We have made more than 40 acquisitions on the interactive side alone and we have as I think you all know, done it very strategically. There is enormous amount of opportunity at right this moment at right that sector for us to grow, both by internally growing the businesses we have and certainly by acquiring new ones. So we are at a perfect time and at a perfect place.

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                        Page 4


I actually think that the idea of doing this, the idea that on the left side so to speak of the brain, we have a USA interactive company that has no drag on it, no conflict, no confusion, no constantly trying to relate the two sides before their time, though there is a relationship between interactivity and entertainment. The commercial agreements that we are going to do between Vivendi Universal and USA will underscore the relationship between entertainment and direct selling in all of its various forms and interactivity.

But with the USA Interactive Company formed the way it does, it is I think, actually a perfect combination of businesses of real clarity. On the other side, I think Vivendi Universal is able to together with the announcement--I think it was the other day on Friday of the Echostar transaction. No one can I believe discount the strategy for Vivendi Universal.

I'm going to do one more thing before we turn it over to Q&A, and I'm sure it will be, if not the first question, it will be an early question. What of my time, my time commitments, etc.? Let me talk historically.

First of all over the last five, six years, I have spent about 50% of my time on interactivity and 50% of my time on the entertainment side. In the world by the way, as I think you all know when you start dividing up time, it does not work in some percentage process. That's just not realistic. It's not life. What will happen in this case is, some days I will spend a majority of my time on USA Interactive; some days I will spend a majority of my time on the Vivendi Universal. What I am confident of, and Jean-Marie and I have talked a bit about this, so we're comfortable with this. I can only say that to the shareholders of USA as well as to the shareholders of Vivendi Universal, I understand what the time commitments are. I'm completely confident that I'm going to be able to acquit both areas of responsibility and by the way, have time left over.

So I understand why people certainly look at this and say, "How is he going to 'divide' his time?" I absolutely believe and I would not have done this otherwise, that my ability to do so and to do it in a way that it is not going to scare any of the horses involved in either of the enterprises, is a completely confident one. I'll answer the question by the way in any other way anyone wishes, but I thought I would just lead with it, since I know it's certainly a topic of questioning, understandably by many people.

At this point, unless there's anything else Jean-Marie would like to do, I think we turn it over to questions. We have about four minutes for questions, so please do whatever you would like to do. That's a joke, don't worry.

COORDINATOR    Our first question comes from Sharon Williams.

S. WILLIAMS    This travel channel, I know this is not content center here, but would your plans still be to in the future, launch a cable network around the travel business, which I thought was an exciting long-term growth potential? Would this end up now sitting at VUE instead of at USA Networks, since I think of it as contributing value over the long term?

B. DILLER      Actually, I think it's a good question. Yes, we will without question develop a travel channel. We actually already have a travel channel service channel in Germany, but we will establish a US travel channel. The agreement between USA and Vivendi very carefully and clearly divides the businesses of interactivity and commerce and transaction on the USA side and the entertainment on the Vivendi Universal side. What we will also do we hope is look for various ways to partner with Vivendi Universal in a lot of these enterprises.

So while in this case the Travel Channel, which will relate to our travel assets-- I can't call it the Travel Channel. I can call it USA Travel Network or else I'm going to get in trouble with my friend John Hendrix

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                        Page 5

who runs the Discovery Travel Channel. But the Travel Network, whatever we're going to end up calling it, Travel, is going to relate to our Expedia assets, our hotel reservations, our Travelscape, etc. So it's on that side, in terms of the counting mechanism.

COORDINATOR    Our next question comes from Mario Gabelli.

M. GABELLI     Congratulations. This is interesting. By the way, I also want to commend you guys for putting a statement in there about Edgar Bronfman. I think he was just poorly maligned by everyone, but I don't want to spend any time on that. It was a terrific deal when they did the deal with you, Barry, and this is a terrific deal. I am looking forward to when you merge with the next target when Jean-Marie gets his distribution in the United States. But Barry, there's an old school on Wall Street that says, "Let's follow the money." How many options do you have in USAI? Where do they go? How does this deal work in terms of your put option on the 1.5%?

B. DILLER      I own about four million shares outright, I have options on about 46 million shares of USA, and I will continue to hold them. I'm not selling a single share.

M. CABELLI     Okay, so you're going to have your money primarily in USAI, the ongoing new co.

B. DILLER      Well, I have money in both places, Mario--

M. CABELLI     Well, I'm delighted.

B. DILLER      As you do you as well, but in any event as I said, I'm not selling any shares in USA. On the Vivendi Universal Entertainment side, I have an interest. It's a small interest, but it's certainly not insignificant in dollar terms, and I will hope and plan for that interest to grow. USA also has an interest on the Vivendi Universal Entertainment piece. I'm going to call it from now on VUE, and you'll over time I think understand that. But USAi interest in VUE is a little over 5%, and that has real value, and that we intend to grow.

So I think actually when you think about this, it's quite nicely balanced. Yes, the majority of my equity is at USAI. I fully intend to have that equity grow. I don't want to make as you know, extreme statements--but I think that would we not be able to grow it, it would be a crime unto man. I can't conceive that USA will not have great growth in the next few years.

M. CABELLI     Thank you, and to Jean-Marie, I look forward to your next step in the distribution strategy. Coordinator Our next question comes from Marian Buscher.

M. BUSCHER     I was wondering if you could comment about the USA debt
outstanding and what the plans are for the bondholders?

B. DILLER      Let me introduce Victor Kaufman. Victor Kaufman is, of course, as I think all of you know, the Vice Chairman of USA. He will certainly continue in that capacity. Go ahead, Victor.

V. KAUFMAN     The public debt will remain outstanding. It obviously becomes even more secure than it is today since we will as Barry said before, have around $3 billion in cash, plus an additional probably over a billion dollars in debt capacity. We are going to operate USA Interactive in exactly the way we've operated the company in the past, which means that we will not allow our debt to EBITDA ratio to go above 2 to 1. So we see ourselves as having about $4 billion of capacity to grow the business.

M. BUSCHER     Have you spoken to the rating agencies at all at this point?

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                        Page 6


V. KAUFMAN     We have spoken to the rating agencies, and I think they're extremely appreciative of our bringing them up to date, and we'll have more discussions with them today and in the coming days.

M. BUSCHER     And any indication from them what direction they're headed in?

V. KAUFMAN     I think you really would have to wait until they put out
whatever they do, but obviously in addition to on a net basis, we really have no debt other than the public debt outstanding. We have such a strong balance sheet and such a strong basis of earnings, which we intend to grow, that we're confident that we will be able to keep our credit ratings and to grow the business.

COORDINATOR    Our next question comes from Mike Nathanson.

M. NATHANSON   I had a couple questions. Firstly now that VUE is going to be a much larger entity, will you be reporting it out separately from the CANAL+ assets? That would be the first question.

The second question is more operational. Now that you're changing ownership, putting the networks closer to the studio, how does that change, Barry, as the programming at USA channel, what could you do now that you weren't doing in the past? Talk a little bit about how you bought Universal films before and how that process will be now.

And lastly, for Jean-Marie, now that you just got bigger in the film business slightly with USA's films, will you be able to downsize that investment?

B. DILLER      As far as programming is concerned, the relationship between film studios and television operations, you can see all over the place. You can see for instance, the vertical integration that has taken place particularly at Time Warner. It used to be that Warner films were sold to CBS, etc., and to other non-aligned networks. Now these films have their sequential distribution chain in Time Warner owned assets--channels: TBS, TNT, etc. You see the same at Fox. It's part of the reason that Disney paid the amount that it paid for the Family channel.

M. NATHANSON   Yes, I wonder if before you were in USA separately, were you getting a crack at the Universal assets? I hear what you were talking about. But were you getting the same opportunity?

B. DILLER      We got a crack at them, but there is an entirely different thing when you unify a library, which Universal has an extraordinary library on one side, together with the current, so to speak, preen the titles--meaning the titles that you want to run through USA networks, through USA Networks, a very large percentage of its programming is the running of theatrical motion pictures.

The other thing is the kinds of shows that you can develop out of, not only the library on the film side--Fast and Furious is a very good example. It's one that we're currently talking about. There are all sorts of other examples, as you go through the extraordinary success of Universal over the last several years. On the library side from Battlestar Galactica, which is an old television series of Universal's that we're desperate to develop as a television series. Literally, it is the two sides of a circle. That when they operate together, when you get the throw weight of the films side and sensibility together with the television side and you begin to integrate those things--you begin to use those things to create new services--is where I think the beginning program synergies will exist.

J. MESSIER     Was your last question relating to the downsizing of USAI
Films?

M. NATHANSON   Right.

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                        Page 7


B. DILLER      I didn't hear that. USA Films is not "downsizing." USA Films is a special movie producer and distributor, which has had very good success, currently with The Man Who Wasn't There and Gossamer Park, which opens any time now, which is a really good film, which in the investment of USA in USA Films is small. It's a special film operation. It's going to continue. The plans that we have talked about, and I think it's important to kind of understand the nuance of this because it shows--as against what people speculate--it shows I think, the thoughtfulness of this process.

USA Films is going to continue. Universal has a division called Spotlight, and Spotlight is going to--we think, our plan is--to merge into USA Films. Interestingly, though, USA Films, which is under the direction of Michael Jackson, will continue. However in that respect, USA Films will report to Stacey Snider, because you must have a totally integrated motion picture operation worldwide. So in the television side, he will report to Ron Meyer, but on the movie side, he's going to report through Stacey Snider, because it's the right way to organize, so that there is no dissension from anybody for anything from the first hour of the first day.

What we expect, by the way, is to have a growing and thriving special film business. It's a great category, and it's one that we've already got some success going on. So that is our plan for that.

M. NATHANSON   Okay, and the last question was the first one about breaking out VUE from CANAL+

J. MESSIER     Yes, I'll take this one after underlining what Barry has just explained gives you the key for most of the synergies that we can take out of this integration. So there is a lot to be done in terms of optimization, rationalization of the operations of the VUE. We intend to do that quickly in the most fashionable and efficient way with everybody's activities reporting to Stacey. It will allow us to fully continue all politic of optimizing every movie production, not only by the way on a US basis only, but including the worldwide approach with Studio CANAL. I think that Barry did underline some very first examples of common initiatives that we can take. On your first question, Mike, that's no problem. Obviously, thanks to the size of VUE and the CANAL+, we will report separately both of them.

COORDINATOR    Our next question comes from Kate Oakley.

K. OAKLEY      I have a question for Jean-Marie Messier. How do you plan to take advantage of this distribution platform? I remember hearing early this year you were saying, "That's a big gap in our business plan. We've got to have distribution in the US to be able to deal with Yahoo." Now you've got Echostar and now you've got this, but how are you actually going to leverage that? Are we going to start seeing you launch new channels? The stake you have in Echostar isn't that big, so what can you do to influence things there?

I also wanted to ask a second question that maybe both of you can answer. It's about the growth in interactive services. Now, Barry, you've talked about how on-line is really where you've been focusing, but in Europe, there's a lot of interactive television. We've got Mobile. Messier already had deal with a Vodafone with Vizzavi. How do you see all of that--maybe moving into that realm, because you have all this experience with ticketing and things like that?

J. MESSIER     On your distribution question, Kate, my first point to remind you that in order to distribute, you need to have the right products, and that the strength is first in your content and products capacity. By putting together USG and USAI entertainment assets, we are reaching the right size, the right simple organization to maximize the usage that we can do and the content that we can build around our TV and movie assets, and it remains the first leverage vis-a-vis distributors.

The second one is that when you are referring to EchoStar, two comments there. The first one, we do not need to buy distribution. There are objective reasons, which just defy the strategy partnership

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                        Page 8


with Echostar and hopefully, with Echostar/Direct TV. The first one is that Echostar is a satellite player, and it is going to be, we hope, the largest and the most efficient US satellite and digital TV platform. We have the largest and the most efficient one in Europe, with CANAL+. It paves the way to worldwide satellite distribution and digital TV agreements. That's the reason why EchoStar on top of commercial distribution agreements is a natural equity and strategic partner. On top of the fact that, on the pure financial basis, this is the low-risk downsized protection investment and a good swap vis-a-vis our BSkyB stakes because that's cheaper and more strategic. That's the reason why we made this strategic partnership with Echostar.

How are we going to use it? Two ways--the first one, the existing agreement, to launch and to welcome on EchoStar platform, five new channels to 152 initial channels, which are going to leverage our content capacity, action and suspense and movie on one side, music and the young generation on the other side, games on a third side, plus the availability for three years of the equivalent of one transponder now said the ability to launch on top of that up to eight or ten new interactive services with the right access to bandwidth in order to launch those services. So by definition through this strategic partnership, Echostar is going to be the right platform and the right privilege access to launch these new channels as these new interactive services.

These distribution agreements with Echostar are obviously not excluded. We will go for commercial agreements with MSOs. One of the key points on Echostar is that it does have national coverage and that all channels based on the content strengths, based on if management strengths of the VUE are successful, obviously, it will help us to break commercial deals. We have a significant number of MSOs. One of our goals is at least after three years of time, to have at least as many subscribers outside Echostar platform than subscribers coming from Echostar. This is--

K. OAKLEY      In the US.

J. MESSIER     In the US, yes. This is the strategy that we are going to
implement. Basically what you can see is that USAi is, not only an abvious operational fee but that USAi plus the strategic partnership with Echostar and Direct TV is giving an additional access to distribution and that the two transactions are adding value to each other and that the two transactions combined are clearly addressing what was viewed as the relative weakness of Vivendi Universal on the US market. That's the clear beauty and the clear value of doing those two transactions at the same time.

K. OAKLEY      Barry, you were going to talk about how you were going to make interactive not just on-line, but actually leveraging some of Vivendi Universal's other things including interactive television, and also, we've got a big mobile deal that we're trying to see if there's any business in, really.

B. DILLER      I think that there's this natural relationship between on-line and off-line, as evidenced currently by HSN in the United States, together with HSN.com, which is kind of seamless. I don't think of it as really broadband, because broadband is, after all, rich video with a transactional pipe in real time along side. This simulates it so to speak before there is a large broadband penetration.

In Europe and throughout the rest of the world where Vivendi Universal is particularly strong, I think that what we're going to do through these commercial agreements is to begin to make those ties in different ways and start those assets being seamlessly related to each other on all of the interactive television forms that are developing--some quicker, some slower than they are in the United States. So, again, actually, the truth is I can't say it any better than Jean-Marie just said it in terms of--

K. OAKLEY      And HSN, do you think HSN will come to Europe?

B. DILLER      HSN is in Europe. HSN currently operates--

K. OAKLEY      But much bigger than it is?

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                        Page 9


B. DILLER      It currently operates in Germany in a large and profitable business. It just started in Italy this year. It started in Benelux. It already has an arrangement with Canal in France. It opened in the UK last year. We are all over Europe. We are in China. We are in Japan.

J. MESSIER And if I may add two points, Kate, if you were able to combine the right way through cross-promotion and cross-marketing, our respective internet activities, do you know that thanks to on VU, the leadership that we have for music on-line reach and games on-line reach, to combine Unique Visitors reach of VU.Net and USA Interactive would rank number four on a world-wide basis right after the three traditional ISP's, AOL, MSN and Yahoo.

The second point I wanted to add is that you referred to Vizzavi. Just to give you an update on Vizzavi, over the last three months, the number of registered customers of Vizzavi have continued to increase sharply: 41% of growth of registered customers over the last three months. In terms of number of Web or WAP pages viewed on a daily basis as the number of WAP minutes generated, Vizzavi has increased by 40% to 50% over the last three months. As you know, we have reached with Vodafone a full agreement on the business model, focusing only a small part of the revenues on the distribution fee on that plan, and Vizzavi caching most of the services and SMS value revenues, 80% for Vizzavi; 20% for the mobile operators.

Vizzavi has been late as a launch because the GPRS technology being late. Now that Vizzavi has been truly launched in Europe, in eight countries in Europe, the take-off is answering in terms of growth to what were our expectations.

K. OAKLEY      What's the total number now, Mr. Messier, of the subscribers?

J. MESSIER     We are over seven million registered subscribers, registered customers, and we expect to be over ten million in the course of Q2 of next year.

COORDINATOR    Our next question comes from David Goldsmith.

D. GOLDSMITH   I just want to attack this a little bit differently.
Congratulations guys. Liberty Media, first will just take care of a housekeeping thing, how many shares of the new USA Interactive will Liberty Media hold, and what kind of other relationships do you at USA expect with Liberty Media and Vivendi as well?

B. DILLER      Liberty will hold about 18% of USA with about 90 million
shares, and John Malone and the President, Bob Bennett--but John Malone and I have been partners since I left Fox almost 10 years ago. I'm glad that Dr. Malone and Liberty are going to continue. We are discussing as we always do with Liberty, a whole series of transactions--things that we're going to do principally outside of the United States, although there are a couple of things that we could do inside the United States with Liberty, and we expect them to fully participate. John Malone and Bob Bennett are going to be on the USA board as will Jean-Marie Messier and Phillippe Germond who I believe, I don't know his exact title, but he is head of the interactive assets fof Vivendi Universal. But as it relates to Liberty, they will be full participants and I would think that, that would continue in force for hopefully the rest of my business life.

J. MESSIER     Perhaps on the VU side, Liberty Media will own 37 million VU shares, including five million shares swapped against its interest in Multithematique or programming entities. With 37 million shares, the agreement in terms of liquidity that we have with Liberty Media is that, they are suggested to stay at the 5% level for four years. That their liquidity is going to be 40% at the closing of the transaction, 30% lock-up of 12 months and 30% lock-up of 18 months. We very much welcome Liberty Media as a very significant shareholder of Vivendi Universal, and are pleased with the commitment of Liberty Media to be a long-term shareholder of Vivendi Universal.

                                                             VIVENDI UNIVERSAL
                                                 Moderator: Jean-Marie Messier
                                               December 17, 2001/8:30 a.m. EST
                                                                       Page 10


We are looking at the same time to perform off our relationship in Europe. We are the leading satellite distributor in Europe. They are the leading through UPC and the recent German cable operation, they could become the leading cable distributor operator. We do not intend to have here on the distribution side capitalistic agreements between the two of us, but we have a strong area of common interest in Europe, which is programming, where we would welcome on both sides, switching together without any equity intrusion of any kind, neither on one side nor on the other side. We would very much welcome putting together all of our programming European forces achieving then leading Pan European programming entity able to deal with every single distribution platform in Europe. So for us, the Liberty Media agreement is not only welcoming a shareholder. That is also the occasion to make and prepare a common attractive step in the programming area on the Pan European basis.

COORDINATOR    Our next question comes from Richard Simon.

R. GREENFIELD It's Rich Greenfield. I have two questions. First, can you, Jean-Marie, just comment on how when this transaction is combined with the Echostar deal on Friday, how this changes your approach to US distribution going forward? And two, could you comment on how when you combine the Echostar transaction with the USA transaction this morning, what types of opportunities it creates from a new channel standpoint?

J. MESSIER     Basically the right order of presentation would have been the reverse. Before distributing, you need to be able to build the products. The combination and the creation of Vivendi Universal Entertainment allows us to leverage our fantastic library and the management teams of both sides to be much more proactive on TV production and the ability to create and to develop new channels. The expertise, the skills and the assets of USA Entertainment were needed to achieve that.

The second point is that you have to look at Echostar as the privileged platform, a privileged partner, but obviously not the exclusive distribution partner of VUE. The strategic partnership with Echostar allows us in very good economical conditions with subscriber fees from day one of the launch, to have directly a national reach for those new channels through a close relationship with the teams, to have a better time to market of the new launches, not only on the channels side. But also of the interactive services side, we definitely think that music and games are going to be absolutely key in those entertainment interactive services to the consumer. So we have a national platform on a privilege basis and with the best time to market that you can imagine. From that film basis, we intend to develop further distributions with MSOs and on the basis of commercial agreements with MSOs.

COORDINATOR    Our next question comes from John Dean.

J. DEAN        My question has already been answered. Thanks.

B. DILLER      I guess that was the last question. No, we'll do one more, and then as I think most of you know, we're going to follow this with a USA Interactive analyst and investor call, which I guess we'll probably take a couple of minutes breather, and then we'll go right on with that to answer any specific questions about USA Interactive.

J. MESSIER     And as you know, there has been also a conference call, just before this one with European investors and then a list that you can access to which has been recorded and which is at your disposal also.

B. DILLER      Yes, you can listen to us probably all day and from now on.
Next question. It doesn't exist? I would then say, thank you very much, and we'll look forward to talking to you both on and off-line.

J. MESSIER     Thank you all.

COORDINATOR    Thank you for participating in this conference call. You may disconnect at this time.